Exhibit 10.23

2014 SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN (SEMIP)

Originally established in 2001, the Senior Executive Management Incentive Plan (“SEMIP”; “Plan”) provides incentive compensation for key leaders in First Citizens (“Bank”). This plan helps to ensure that these individuals will be retained and rewarded for outstanding individual and Bank performance.

For Plan Year 2014, the individuals listed below are approved for participation in SEMIP. Each serves as a senior executive for the bank and does not participate in another short-term incentive plan.

Name            Officer Title/Position
Jim Apple        Chairman/Chief Executive Officer
James Bennett        EVP/Director of Public Affairs
William Brown        EVP/Chief Credit Officer
Peter Bristow        President/Chief Operating Officer
Toby Goodlett        EVP/Retail Banking Executive
Christie Hill        EVP/Chief Marketing Officer
Bill Loadholdt        EVP/Chief Information Officer
Craig Nix        EVP/Chief Financial Officer
Jay Weir            EVP/Chief Risk Officer

Conditions and Parameters of the Plan

First Citizens reserves the right and authority to add, modify, delete, and /or discontinue all or any part of this program at any time. THIS IS NOT A CONTRACT. All components of this plan are calculated by the Bank as it determines appropriate.

The performance results will be reviewed by the Compensation Manager and other authorized management representatives, and approved by the Chairman/Chief Executive Officer or President/Chief Operating Officer prior to submission to the Compensation Committee for final approval. The final percentage score is dependent upon the participant meeting the measure(s) of success of each goal and the submission of documentation substantiating achievement of the goals.

Any intentional misuse or manipulation will result in the appropriate disciplinary action deemed necessary, including possible disqualification from any incentive plan or termination.

Description of the Plan

This Plan operates on a calendar (fiscal) year basis. For those granted awards, the payout date will be February 28, 2015, in a manner consistent with our regular payroll practices. To support our retention goal, an individual must be employed with the Bank on the plan year payout date to receive any payment.

The Plan has two essential components consisting of bank-wide goals and individual goals. The Chairman/Chief Executive Officer or President/Chief Operating Officer recommends the goals under each component and supplies them to the Compensation Committee each year. The weightings for each component by participant are as follows:

Name            Bank-wide goals        Individual goals
Jim Apple            60%                40%
James Bennett            20%                80%
Peter Bristow            60%                40%
William Brown            40%                60%
Toby Goodlett            40%                60%
Christie Hill            20%                80%
Bill Loadholdt            40%                60%
Craig Nix            50%                50%
Jay Weir                30%                70%

Each participant is eligible for a discretionary maximum payout equal to a percentage of base salary as of December 31, 2014 as noted on their individual goals document. The payout, if any, is based on the approval of the Compensation Committee and Board of Directors with data supplied by Executive Management as to the assessment of 2014 corporate performance (based in part on the 2014 Bank-wide goals listed below and other factors as determined by Executive Management) and the participants’ contribution/goal attainment.

Individual performance is based on achievement as approved by the Chairman/Chief Executive or President/Chief Operating Officer, as applicable to the participant’s reporting status, of specific goals established and approved for the Plan Year. The goals are noted on each participant’s individual goals document. Payouts, if any, will be based solely on the recommendation of Executive Management as approved by the Compensation Committee and the Board of Directors.

2014 Bank-wide Goals
The 2014 Bank-wide goals are listed below. Achievement of these goals does not guarantee a discretionary annual incentive payout.

Consolidated Bancorporation
Achieve net income of $45.11 million
Limit the net charge-off ratio to 0.27% or $12.24 million
First Citizens Bank Consolidated
Achieve core checking growth of 5.00%
Achieve loan growth of 6.50%
Non-interest expense at or below $259.11 million

Approved by:                    Reviewed by:

/s/ Jim B. Apple         /s/ Mark Hopper
Chairman/CEO                    Senior HR Officer
or
President/COO

/s/ Donna H. Cook
Compensation Manager

By signing below, as a participant of this Plan, I agree that I have been provided a complete copy of this Plan and understand the conditions and parameters of this Plan.

Associate Name: Craig L. Nix

Associate Signature: /s/ Craig L. Nix     Date: 5/6/2014

Craig Nix
Chief Financial Officer
2014 Senior Executive Management Incentive Plan
SEMIP Goals and Weightings

Individual Goals
15% Goal # 1:
Propose and implement strategies surrounding the investment portfolio to increase pre-tax earnings by an annualized amount of $5 million.

20%     Goal # 2:
Conduct a noninterest expense review across the enterprise. Prepare recommendations providing the rationalization of expenses or plans to make changes as needed.

15%     Goal # 3:
Perform a strategic review of excess real estate and establish strategies surrounding disposal, retention, etc.

50%     Goal # 4:
Subjective leadership and value added activities:

•
Support the Board of Directors, CEO, COO, Executive Committee and other Committees as needed in meeting corporate objectives surrounding the Bank’s Strategic Plan, 2014 Competitive Path, Capital Plan and Acquisitions Strategy.

•	Partner with ELT colleagues on 2014 Competitive Path initiatives.

•	Assist CEO to organize and develop agendas around various ELT meetings.

•	Lead the acquisition due diligence efforts.

•	Successfully administer loss share efforts.

•	Perform financial modeling on potential acquisition targets.

•	Perform ad hoc projects for CEO and COO on strategic matters.

•	Limit surprises.

The plan assumes equal weighting of the sub-goals within each category.

Bank-wide Goals:

Consolidated Bancorporation
Achieve net income of $45.11 million
Limit the net charge-off ratio to 0.27% or $12.24 million
First Citizens Bank Consolidated
Achieve core checking growth of 5.00%
Achieve loan growth of 6.50%
Non-interest expense at or below $259.11 million

Components: 50% Bank wide Goals; 50% Individual Goals

The participant is eligible for a discretionary maximum payout equal to 40% of base salary as of December 31, 2014. The payout, if any, is based on the approval of the Compensation Committee and Board of Directors with data supplied by Executive Management as to the assessment of 2014 corporate performance and the participant’s contribution/goal attainment. All ratings and determinations of results are at the discretion of the Chairman subject to Compensation Committee approval.

Received By: /s/ Craig Nix	Date: May 5, 2014
Craig Nix

Approved By: /s/ Jim Apple	Date: April 1, 2014
Jim Apple